EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Equity Incentive Plan and the 2002 Employee Stock Purchase Plan of Esterline Technologies of our reports dated December 30, 2005, with respect to the consolidated financial statements of Esterline Technologies Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 28, 2005, and Esterline Technologies Corporation management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Esterline Technologies Corporation, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Seattle, Washington

June 13, 2006